scidyn.™

May 16, 2006

Lloyd W. Davis
Laurus Capital Management, LLC
825 Third Avenue, 17th Floor
New York, NY 10022

RE: Default Waiver

Dear Lloyd,

This letter outlines our agreement to waive the current defaults under the Note, as defined below, as we continue to finalize the buyout structure of the Note. The following outlines our waiver agreement:

> Effective May 4, 2006, Laurus Master Fund, Ltd. ("Laurus") hereby waives each Event of Default pursuant to the Secured Convertible Term Note ("Note") dated February 11, 2005 between Science Dynamics Corporation (the "Company") and Laurus that have arisen under Section 4.1 of the Note, as a result of the failure by the Company to comply with *(i)* Section 1.2 of the Note from January 1, 2006 through May 1, 2006 ("Overdue Principal") and *(ii)* Section 1.1(a) of the Note from March 1, 2006 through April 1, 2006 ("Overdue Interest"). The Company, as of May 4, 2006, has paid the Overdue Interest ($36,055.39) to Laurus.

If you agree with the provision of this agreement please sign below and fax back to me at 856-910-1811.

Sincerely,

Paul Burgess
Chief Executive Officer
Science Dynamics Corp.

Agreed to by:
Laurus Capital Management, LLC on behalf of
Laurus Master Fund, Ltd.

Lloyd W. Davis
Senior Credit Officer

Science Dynamics Corporation • 7150 N Park Drive, Suite 500 • Pennsauken, New Jersey 08109
Phone: (856) 910-1166 • Fax: (856) 910-1811 • E-mail: sales@scidyn.com